Exhibit 10.2

AMENDMENT

TO THE

EMPLOYMENT AGREEMENT

This AMENDMENT TO THE EMPLOYMENT AGREEMENT is entered into as of December 17, 2008, by and between BALTIMORE COUNTY SAVINGS BANK, F.S.B. (the “Bank”) AND JOSEPH J. BOUFFARD (the “Executive”).

WHEREAS, the Executive is currently employed by the Bank;

WHEREAS, the Executive and the Bank previously entered into an Employment Agreement dated November 27, 2006, and subsequently amended (the “Employment Agreement”);

WHEREAS, the Executive and the Bank desire to amend the Employment Agreement to make certain changes to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Severance Agreement as follows:

1. 12(d) of the Employment Agreement is deleted in its entirety.

2. A new Section 27 is added to the agreement to read as follows:

“27. Section 409A

(i) The Executive will be deemed to have a termination of employment for purposes of determining the timing of any payments that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A.

(ii) If at the time of the Executive’s separation from service, (a) the Executive is a “specified employee” (within the meaning of Section 409A and using the methodology selected by the Bank) and (b) the Bank makes a good faith determination that an amount payable or the benefits to be provided hereunder constitutes deferred compensation (within the meaning of Section 409A), the payment of which is required to be delayed pursuant to the six-month delay rule of Section 409A in order to avoid taxes or penalties under Section 409A, then the Bank will not pay the entire amount on the otherwise scheduled payment date but will instead pay on the scheduled payment date the maximum amount permissible in order to comply with Section 409A (i.e., any amount that satisfies an exception under the Section 409A rules from being categorized as deferred compensation) and will pay the remaining amount (if any) in a lump sum on the first business day after such six month period.

(iii) To the extent the Executive would be subject to an additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and the parties shall promptly execute any amendment reasonably necessary to implement this Section 27. The Executive and the Bank agree to cooperate to make such amendment to the terms of this Agreement as may be necessary to avoid the imposition of penalties and taxes under Section 409A; provided, however, that the Executive agrees that any such amendment shall provide the Executive with economically equivalent payments and benefits, and the Executive agrees that any such amendment will not materially increase the cost to, or liability of, the Bank with respect to any payment.

(iv) For purposes of the this Agreement, Section 409A shall refer to Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and any other authoritative guidance issued thereunder.”

3. Except as expressly provided herein, the terms and conditions of the Employment Agreement shall remain in full force and effect and shall be binding on the parties hereto until the expiration of the term of the Agreement.

4. Effectiveness of this Amendment to the Employment Agreement shall be conditioned upon approval by Bank’s Board of Directors (or the appropriate committees thereof), and this Amendment to the Employment Agreement shall become effective on the later of date of such approval and execution by both parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Amendment to the Employment Agreement, or have caused this Amendment to the Employment Agreement to be duly executed and delivered in their name and on their behalf, as of the day and year first above written.

BALTIMORE COUNTY SAVINGS BANK, F.S.B.

By:	/s/ David M. Meadows
Title:	Secretary & E. V. P.

EXECUTIVE

/s/ Joseph J. Bouffard
Joseph J. Bouffard

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